Exhibit 99

UMH PROPERTIES, INC.

Juniper Business Plaza

3499 Route 9 North, Suite 3-C Freehold, NJ 07728

(732) 577-9997

Fax: (732) 577-9980

FOR IMMEDIATE RELEASE	October 20, 2020
Contact: Nelli Madden
732-577-9997

UMH PROPERTIES, INC. COMPLETES ITS REDEMPTION OF ITS SERIES B PREFERRED STOCK

FREEHOLD, NJ, October 20, 2020 ........ UMH Properties, Inc. (NYSE: UMH) today announced that on October 20, 2020, it completed its previously announced redemption of all 3,800,669 issued and outstanding shares of its 8.0% Series B Cumulative Redeemable Preferred Stock (the “Series B Preferred Stock”) (CUSIP 903002301). The redemption price was equal to the $25.00 per share liquidation preference plus accrued and unpaid dividends to, but not including, the October 20, 2020 redemption date in an amount of $0.2722 per share, for a total payment of $25.2722 per share.

Samuel A. Landy, President and Chief Executive Officer, commented, “UMH is pleased to announce our completion of the redemption of our Series B Preferred Stock. We were in large part able to fund the redemption with our recently created $106 million credit facility with the Federal National Mortgage Association (Fannie Mae). That facility has a ten-year term with a fixed rate of 2.62%. The funding under the new Fannie Mae facility and redemption of the Series B Preferred will result in savings of over $5 million annually. The Company continues to lower its cost of capital which will enable it to, among other corporate purposes, continue to pursue acquisitions, proceed with community expansions and fund its rental home program.”

UMH Properties, Inc., which was organized in 1968, is a public equity REIT that owns and operates 124 manufactured home communities with approximately 23,400 developed homesites. These communities are located in New Jersey, New York, Ohio, Pennsylvania, Tennessee, Indiana, Michigan and Maryland. In addition, the Company owns a portfolio of REIT securities.

# # # #

Certain statements included in this press release which are not historical facts may be deemed forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Any such forward-looking statements are based on the Company’s current expectations and involve various risks and uncertainties. Although the Company believes the expectations reflected in any forward-looking statements are based on reasonable assumptions, the Company can provide no assurance those expectations will be achieved. The risks and uncertainties that could cause actual results or events to differ materially from expectations are contained in the Company’s annual report on Form 10-K and described from time to time in the Company’s other filings with the SEC. The Company undertakes no obligation to publicly update or revise any forward-looking statements whether as a result of new information, future events, or otherwise.